EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Immediate Release
Columbus McKinnon Reports First Quarter Fiscal Year 2016 Financial Results

•	Sales were $136.2 million; up 1.5% versus prior year excluding $8.9 million in foreign currency translation

•	Achieved gross margin of 32.0%; Adjusted gross margin of 32.4% marks 19th consecutive quarter of year-over-year margin improvement

•	February 2015 debt refinancing leads to reduced interest expense; added $0.07 to first quarter diluted EPS

•	Net income increased 2.6%; Excluding acquisition purchase accounting adjustments and restructuring, net income was up 9.2%

•	Previously announced strategic acquisition of Magnetek, Inc. creates significant value for stakeholders with $0.40 per share of accretion in Fiscal 2017

AMHERST, NY, July 31, 2015 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products and services, today announced financial results for its fiscal year 2016 first quarter, which ended June 30, 2015. First quarter results include the Stahlhammer Bommern GmbH (“STB”) acquisition completed on December 30, 2014.

Net sales of $136.2 million were down $6.7 million, or 4.7%, from $142.9 million in the first quarter of fiscal 2015. Foreign currency exchange (FX) negatively impacted sales by $8.9 million compared with the prior-year period, while sales from the acquisition were $3.7 million.

Net income was $6.9 million, up 2.6% when compared with first quarter of fiscal 2015. On a per-diluted-share basis, net income was unchanged at $0.34. Acquisition purchase accounting for inventory step-up adjustments related to the STB acquisition and the costs associated with the consolidation of one of our European facilities had an approximate after-tax impact of $0.4 million, or $0.02 per diluted share negative impact, on earnings. The February 2015 debt restructuring contributed $0.07 per diluted share. Please see the attached tables for a reconciliation of GAAP net income to adjusted net income.

Columbus McKinnon Reports First Quarter Fiscal Year 2016 Financial Results
July 31, 2015

Timothy T. Tevens, President and Chief Executive Officer, commented, “Our results for the quarter were as expected, with modest improvement in sales, excluding FX. In the U.S., despite no growth in industrial capacity utilization and the mediocre economy, we held steady, while sales outside the U.S., excluding FX, benefitted from the addition of STB. Although still shy of 10% of total sales, emerging markets grew 10.3%, excluding FX, driven by the previous investments we made in the important emerging regions of Latin America and China.

“Our 32.4% adjusted gross margin, which excludes the inventory step-up charges for STB and restructuring costs related to a plant closure in Europe, demonstrates the effect of our value proposition. We are a leading provider of high quality lifting and rigging equipment that offers the best total cost of ownership for our customers. Our CM Lean Business System continues to provide productivity improvements and improved operating metrics. Of note, our financial strategy to create greater flexibility with our debt structure and reduce our cost of debt enabled net income to grow.”

Mr. Tevens added, “Earlier this week we announced that we signed a definitive agreement to acquire Magnetek Inc., a leader in the design and manufacture of digital power and motion control solutions for material handling, elevators and mining applications. Integrating Magnetek’s motion control know how with our broad line of lifting and positioning mechanical products is at the leading edge of creating more advanced products for the industrial world. We believe the combination provides us a competitive advantage to address the continued trend in the industrial world focusing on productivity, safety and advanced diagnostics.”

Columbus McKinnon announced on Monday, July 27, 2015, that it had entered into a definitive agreement to acquire all of the outstanding shares of Magnetek for $50 per share for a total value of $188.9 million. The acquisition is expected to be approximately $0.40 per share accretive to earnings in the first full fiscal year of combined operations, excluding purchase accounting adjustments. Cost synergies in the first full year post-acquisitions are expected to be at least $5 million. Both companies’ Boards of Directors unanimously approved the acquisition.

The fluctuation in net sales for the first quarter of fiscal year 2016 compared with the first quarter of fiscal year 2015 is summarized as follows:

($ in millions)	$ Change	% Change
Acquisitions and divestitures	$3.7	2.6%
Pricing	1.4	1.0%
Volume	(2.9)	(2.1)%
Foreign currency translation	(8.9)	(6.2)%
Total	$(6.7)	(4.7)%

U.S. sales of $81.7 million were relatively flat compared with $81.9 million in the prior-year period as improved pricing helped offset lower volume. U.S sales were 60% of total sales. The reduction in Oil & Gas industry activity had a negative impact of approximately $2 to $3 million on revenue for the Americas in the quarter and the Company does not expect that to improve in the near term.

Sales outside of the U.S. were $54.6 million, down $6.5 million, or 10.6%, compared with the prior-year period. Excluding the impact of foreign currency, sales outside of the U.S. improved by $2.4 million. The STB acquisition and pricing more than offset the impact of lower sales volume.

Columbus McKinnon Reports First Quarter Fiscal Year 2016 Financial Results
July 31, 2015

Consistent Gross Margin Expansion
Gross profit was $43.6 million compared with $45.6 million in the first quarter of fiscal 2015, a decline of $2.0 million, or 4.3%. Gross margin of 32.0% improved 10 basis points over the prior year’s first quarter. Excluding the impact of inventory step-up expense related to the STB acquisition and European facility consolidation costs, adjusted gross profit was $44.2 million, or 32.4% of sales. This marks the nineteenth consecutive quarter of year-over-year gross margin improvement, on an adjusted basis. Please see the attached tables for a reconciliation of GAAP gross profit to adjusted gross profit.

($ in millions)	Impact on Gross Profit
Pricing, net of material cost inflation	$1.6
Productivity, net of other manufacturing cost increases	0.4
Acquisition	0.3
Product liability	0.2
European facility consolidation costs	(0.2)
Acquisition inventory step-up expense	(0.4)
Sales volume and mix	(1.0)
Foreign currency translation	(2.9)
Total	$(2.0)

Selling expenses declined by $1.3 million to $16.6 million in the first fiscal quarter. Selling expenses as a percent of sales was 12.2% compared with 12.5% in the same period last year. The STB acquisition added $0.1 million to selling expenses, and favorable foreign currency translation reduced selling expenses by $1.7 million.

General and administrative (G&A) expenses were $15.1 million in the first fiscal quarter, compared with $14.1 million in the prior-year period, an increase of $1.0 million, or 7.3%. As a percent of sales, G&A expenses were 11.1%, compared with 9.9% in the prior-year period. Last year’s quarter benefited from a higher level of information technology salaries that were capitalized as part of the global ERP systems project. The STB acquisition added $0.3 million and the European facility consolidation added $0.1 million, which was more than offset by favorable foreign currency translation of $0.7 million.

The Company expects SG&A to be approximately $32 million to $33 million per quarter in fiscal 2016.

Income from operations of $11.3 million was down $1.7 million, or 13.2%. First quarter operating margin was 8.3%, compared with 9.1% in the prior-year period. Adjusted income from operations was $12.0 million, or 8.8% of sales, and excludes the impact of the aforementioned acquisition inventory step-up expense and European facility consolidation costs. Lower income from operations was the result of reduced sales. Please see the attached tables for a reconciliation of GAAP income from operations to adjusted income from operations.

The effective tax rate in the quarter was 33.9%, compared with 33.1% in the prior-year period. The effective tax rate for the full year fiscal 2016 is expected to be in a range of 32% to 36%.

Strong Balance Sheet Provides Flexibility
Net cash provided by operating activities was $3.2 million in the first quarter, compared with $6.5 million in the prior-year period. Excluding the impact of the STB acquisition, working capital as a percentage of sales was 21.9% at the end of the first quarter of fiscal 2016, compared with 20.8% at the end of fiscal 2015’s fourth quarter. The increase in working capital as a percentage of sales was the result of higher inventory levels which are expected to decline by the end of the fiscal year as large projects are completed and shipped as well as the timing of payments to vendors impacting accounts payable.

Capital expenditures for the first quarter were $4.1 million, compared with $4.6 million in the prior-year period. Capital expenditures associated with the implementation of a new enterprise resource planning system were $0.2 million. Fiscal 2016 capital expenditures are expected to be in the range of $18 million to $22 million.

Cash and cash equivalents were $58.1 million at June 30, 2015. Gross debt was $123.5 million and debt, net of cash, was $65.4 million, or 18.9% of net total capitalization.

Columbus McKinnon Reports First Quarter Fiscal Year 2016 Financial Results
July 31, 2015

Anticipating Moderate Growth in Fiscal 2016
Mr. Tevens commented, “We are encouraged with the progress we are making despite the rapid decline in energy markets globally, the normalizing of growth in China, the weak Euro and continued sociopolitical uncertainty around the world. Against these headwinds, we are leveraging our acquisitions to take market share, building on our successes in our targeted markets and continuing to invest in growth initiatives in emerging markets, especially China and the surrounding regions, as well as Latin America. As a result of this and our cost discipline, we believe we can achieve moderate sales growth in fiscal 2016 with a higher rate of growth to the bottom line.”

He concluded, “The Magnetek acquisition is an important step in executing our growth strategy. It combines very similar cultures that are committed to quality, service and superior customer satisfaction, the addition of adjacent technology to our product offerings and the opportunity to develop new products and sell more of Magnetek’s products through our extensive global market channels, creating a strong platform to accelerate growth.”

Backlog was $84.9 million at June 30, 2015, down slightly from $85.2 million at March 31, 2015. Backlog from longer-lead time projects, which are expected to ship after September 30, 2015, was $32.4 million, or 38% of total backlog, compared with $34.0 million at March 31, 2015 and $27.3 million at June 30, 2014. Backlog is not necessarily a leading indicator of sales for the Company due to the large proportion of orders that are booked and shipped within the quarter.

Both U.S. and Eurozone capacity utilization are leading market indicators for the Company. U.S. industrial capacity utilization was 78.0% in June 2015, down slightly from 78.2% in March 2015 and flat with 78.0% in June 2014. Eurozone capacity utilization was 81.2% at June 30, 2015, up slightly from 81.0% at March 31, 2015 and up from 79.8% at June 30, 2014. The Company’s sales tend to lag changes in these indicators by one to two quarters.

Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.

Columbus McKinnon’s conference call can be accessed by calling 201-493-6780 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored on Columbus McKinnon’s website at www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through August 7, 2015 by dialing 858-384-5517 and entering the passcode 13614140. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: www.cmworks.com/investors. In addition, a transcript of the call will be posted to the website once available.

About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at www.cmworks.com.

Columbus McKinnon Reports First Quarter Fiscal Year 2016 Financial Results
July 31, 2015

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Reports First Quarter Fiscal Year 2016 Financial Results
July 31, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	June 30, 2015	June 30, 2014	Change
Net sales	$136,236	$142,932	(4.7)%
Cost of products sold	92,652	97,367	(4.8)%
Gross profit	43,584	45,565	(4.3)%
Gross profit margin	32.0%	31.9%
Selling expenses	16,598	17,891	(7.2)%
General and administrative expenses	15,102	14,079	7.3%
Amortization of intangibles	593	589	0.7%
Income from operations	11,291	13,006	(13.2)%
Operating margin	8.3%	9.1%
Interest and debt expense	1,156	3,369	(65.7)%
Investment income	(128)	(202)	(36.6)%
Foreign currency exchange gain	(185)	(43)	330.2%
Other (income) expense, net	(5)	(177)	(97.2)%
Income before income tax expense	10,453	10,059	3.9%
Income tax expense	3,542	3,326	6.5%
Net income	$6,911	$6,733	2.6%

Average basic shares outstanding	20,022	19,850	0.9%
Basic income per share	$0.35	$0.34	2.9%

Average diluted shares outstanding	20,299	20,095	1.0%
Diluted income per share	$0.34	$0.34	—%

Columbus McKinnon Reports First Quarter Fiscal Year 2016 Financial Results
July 31, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2015	March 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$58,064	$63,056
Trade accounts receivable	71,939	80,531
Inventories	110,892	103,187
Prepaid expenses and other	25,347	27,255
Total current assets	266,242	274,029

Net property, plant, and equipment	92,207	91,127
Goodwill	121,046	121,461
Other intangibles, net	20,117	19,104
Marketable securities	19,646	19,867
Deferred taxes on income	30,027	28,695
Other assets	8,755	12,041
Total assets	$558,040	$566,324

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$27,890	$33,406
Accrued liabilities	48,748	50,263
Current portion of long-term debt	13,299	13,292
Total current liabilities	89,937	96,961

Senior debt, less current portion	1,366	1,478
Term loan	108,846	111,942
Other non-current liabilities	77,756	87,224
Total liabilities	277,905	297,605

Shareholders’ equity:
Common stock	201	200
Additional paid-in capital	203,218	203,156
Retained earnings	164,722	157,811
Accumulated other comprehensive loss	(88,006)	(92,448)
Total shareholders’ equity	280,135	268,719
Total liabilities and shareholders’ equity	$558,040	$566,324

Columbus McKinnon Reports First Quarter Fiscal Year 2016 Financial Results
July 31, 2015

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Three Months Ended
	June 30, 2015	June 30, 2014
Operating activities:
Net income	$6,911	$6,733
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,972	3,708
Deferred income taxes and related valuation allowance	(916)	(337)
Net gain on sale of real estate, investments, and other	(150)	(56)
Stock based compensation	911	836
Amortization of deferred financing costs and discount on debt	119	217
Changes in operating assets and liabilities, net of effects of business acquisition:
Trade accounts receivable	9,621	11,686
Inventories	(6,027)	(4,948)
Prepaid expenses and other	2,164	456
Other assets	3,286	439
Trade accounts payable	(5,575)	(5,976)
Accrued liabilities	(902)	(3,839)
Non-current liabilities	(10,212)	(2,448)
Net cash provided by operating activities	3,202	6,471

Investing activities:
Proceeds from sale of marketable securities	57	416
Purchases of marketable securities	(7)	(764)
Capital expenditures	(4,079)	(4,616)
Net cash used for investing activities	(4,029)	(4,964)

Financing activities:
Proceeds from exercises of stock options	—	1,051
Repayment of debt	(3,236)	(332)
Dividends paid	(800)	(793)
Change in ESOP guarantee and other	(847)	101
Net cash (used for) provided by financing activities	(4,883)	27

Effect of exchange rate changes on cash	718	242

Net change in cash and cash equivalents	(4,992)	1,776
Cash and cash equivalents at beginning of year	63,056	112,309
Cash and cash equivalents at end of period	$58,064	$114,085

Columbus McKinnon Reports First Quarter Fiscal Year 2016 Financial Results
July 31, 2015

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	June 30, 2015		March 31, 2015		June 30, 2014
Backlog (in millions)	$84.9		$85.2		$88.3

Trade accounts receivable
days sales outstanding	48.1	days	49.2	days	52.0	days

Inventory turns per year
(based on cost of products sold)	3.3	turns	4.0	turns	3.8	turns
Days' inventory	110.6	days	91.0	days	96.1	days

Trade accounts payable
days payables outstanding	27.4	days	29.4	days	25.0	days

Working capital as a % of sales (1)	21.9%		20.8%		22.4%

Debt to total capitalization percentage	30.6%		32.0%		33.6%

Debt, net of cash, to net total capitalization	18.9%		19.2%		11.2%

(1) June 30, 2015 and March 31, 2015 figures exclude the impact of the acquisition of STB

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 16	63	64	60	63	250

FY 15	63	64	60	63	250

Columbus McKinnon Reports First Quarter Fiscal Year 2016 Financial Results
July 31, 2015

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Profit and Margin
($ in thousands)

	Three Months Ended June 30,
	2015	2014
Gross profit	$43,584	$45,565
Add back:
Acquisition inventory step-up expense	374	—
European facility consolidation costs	211	—
Non-GAAP adjusted gross profit	$44,169	$45,565

Sales	136,236	142,932
Adjusted gross margin	32.4%	31.9%

Adjusted gross profit is defined as gross profit as reported, adjusted for unusual items. Adjusted gross profit is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted gross profit is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s gross profit to the historical period’s gross profit.

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Income from Operations to Non-GAAP Adjusted
Income from Operations and Operating Margin
($ in thousands)

	Three Months Ended June 30,
	2015	2014
Income from operations	$11,291	$13,006
Add back:
Acquisition inventory step-up expense	374	—
European facility consolidation costs	297	—
Non-GAAP adjusted income from operations	$11,962	$13,006

Sales	136,236	142,932
Adjusted operating margin	8.8%	9.1%

Adjusted income from operations is defined as operating income as reported, adjusted for unusual items. Adjusted income from operations is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted income from operations is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s income from operations to the historical period’s income from operations.

Columbus McKinnon Reports First Quarter Fiscal Year 2016 Financial Results
July 31, 2015

COLUMBUS McKINNON CORPORATION
Reconciliation of GAAP Net Income and Diluted Earnings per Share to Non-GAAP Adjusted Net Income and Diluted Earnings per Share
($ in thousands, except per share data)

	Three Months Ended June 30,
	2015		2014
	$	Per diluted share	$	Per diluted share
Net income	$6,911	$0.34	$6,733	$0.34
Add back:
Acquisition inventory step-up expense (1)	247	0.01	—	—
European facility consolidation costs (1)	196	0.01	—	—
Non-GAAP adjusted net income	$7,354	$0.36	$6,733	$0.34

(1) Net of normalized 34% tax rate

Adjusted net income and diluted EPS is defined as net income and diluted EPS as reported, adjusted for unusual items and to apply a normalized tax rate. Adjusted net income and diluted EPS are not a measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted diluted EPS is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s net income and diluted EPS to the historical period’s net income and diluted EPS.